Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Vectren Corporation on Form S-3 of our report dated November 16, 2007, relating to the consolidated financial statements of ProLiance Holdings, LLC as of September 30, 2007 and 2006 and for each of the three years in the period ended September 30, 2007, appearing in Exhibit 99.1 in the Annual Report on Form 10-K of Vectren Corporation for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana November 14, 2008